     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 21, 1999


                                                      REGISTRATION NO. 333-80147

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                 ARISTAR, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                    DELAWARE                                        95-4128205
            (STATE OF INCORPORATION)                 (I.R.S. EMPLOYER IDENTIFICATION NUMBER)

                             8900 GRAND OAK CIRCLE
                           TAMPA, FLORIDA 33637-1050
                                 (813) 632-4500
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                              FAY L. CHAPMAN, ESQ.
                            WASHINGTON MUTUAL, INC.
                                1201 3RD AVENUE
                               SEATTLE, WA 98101
                                 (206) 775-3391
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                WITH A COPY TO:

             DAVID R. WILSON, ESQ.                            GARY L. SELLERS, ESQ.
        HELLER EHRMAN WHITE & MCAULIFFE                     SIMPSON THACHER & BARTLETT
              6100 COLUMBIA CENTER                             425 LEXINGTON AVENUE
                 701 5TH AVENUE                              NEW YORK, NEW YORK 10017
             SEATTLE, WA 98104-7098

                            ------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  From time to time after the effective date of this registration statement as determined by market conditions.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE


----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------
TITLE OF EACH CLASS                   AMOUNT             PROPOSED MAXIMUM        PROPOSED MAXIMUM
OF SECURITIES TO BE                   TO BE               OFFERING PRICE            AGGREGATE               AMOUNT OF
REGISTERED                          REGISTERED             PER UNIT(1)          OFFERING PRICE(1)      REGISTRATION FEE(3)
----------------------------------------------------------------------------------------------------------------------------
Debt Securities.............      $1,000,000,000             100%(2)            $1,000,000,000(2)            $278,000
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------


(1) Estimated solely for the purposes of determining the registration fee pursuant to Rule 457(o) promulgated under the Securities Act.

(2) Exclusive of accrued interest, if any.


(3) Previously paid.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED JUNE 21, 1999

PRELIMINARY PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED             , 1999

                                  $250,000,000
                                  ARISTAR LOGO

                                 ARISTAR, INC.

                     % SENIOR NOTES DUE

                               ------------------

     We will pay interest on the Notes each              and              . The
first interest payment will be made on                . We may not redeem the
Notes prior to their maturity on                ,      . There is no sinking
fund for the Notes.

                                                                   UNDERWRITING
                                                                    DISCOUNTS
                                                       PRICE TO        AND         PROCEEDS TO
                                                       PUBLIC(1)   COMMISSIONS    ARISTAR, INC.
                                                       ---------   ------------   -------------
Per Note.............................................         %    $                 $
Total................................................         %    $                 $

     (1) Plus accrued interest, if any from June   , 1999.

     Delivery of the Notes in book-entry form only, will be made on or about
June   , 1999 .

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

CREDIT SUISSE FIRST BOSTON
                   BEAR, STEARNS & CO. INC.
                                     DEUTSCHE BANC ALEX. BROWN
                                                   MERRILL LYNCH & CO.

            The date of this prospectus supplement is June   , 1999.

                               TABLE OF CONTENTS


                                       PAGE
                                       ----
PROSPECTUS SUPPLEMENT
About This Prospectus Supplement.....  S-2
The Company..........................  S-2
Use of Proceeds......................  S-3
Certain Terms of the Notes...........  S-3
Summary Financial Information........  S-5
Underwriting.........................  S-7
Legal Opinions.......................  S-8
Experts..............................  S-8
PROSPECTUS
Available Information................    2
Incorporation of Certain Documents by
  Reference..........................    2
The Company..........................    4
Use of Proceeds......................    5
Ratio of Earnings to Fixed Charges...    5
Description of Debt Securities.......    5
Plan of Distribution.................   20



     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.


                        ABOUT THIS PROSPECTUS SUPPLEMENT


     You should read this prospectus supplement carefully, along with the prospectus that follows, before you invest. Both documents contain important information you should consider when making your investment decision. This
prospectus supplement contains information about our      % Senior Notes due and
the prospectus contains information about our senior debt generally. This prospectus supplement may add, update or change information in the prospectus. You should rely only on the information provided or incorporated by reference in this prospectus supplement and the prospectus. We have not authorized anyone else to provide you with different information. If this prospectus supplement is inconsistent with the prospectus, rely on this prospectus supplement. The
information in this prospectus supplement is accurate as of June   , 1999.


                                  THE COMPANY

     Aristar, Inc. is a consumer financial services holding company headquartered in Tampa, Florida. We are an indirect wholly-owned subsidiary of Washington Mutual, Inc. Neither Washington Mutual nor any of Washington Mutual's other subsidiaries has any obligation, direct or otherwise, with respect to any of our unsecured senior debt, including the Notes, or any obligation to maintain our net worth.

     We make direct consumer installment and mortgage loans, and we purchase retail installment contracts from local retail establishments, through a network of approximately 500 branch offices in 24 states, primarily in the southeastern United States and California. We also accept deposits in Colorado and Utah through our subsidiary, First Community Industrial Bank. We generally operate under the names Blazer Financial Services, City Finance Company and First Community Financial Services.

                                USE OF PROCEEDS


     We will apply the proceeds from the sale of the Notes to pay at maturity our 7 1/2% Senior Notes due July 1, 1999 in the aggregate principal amount of $100 million and for general corporate purposes.


                           CERTAIN TERMS OF THE NOTES

GENERAL


     The Notes will mature on                and will be limited to $250 million
aggregate principal amount. An Officer's Certificate sets forth the terms of the
Notes in accordance with the Senior Indenture, dated as of June   , 1999,
between Aristar and Harris Trust and Savings Bank, as trustee. The Notes will constitute a single series of our unsecured senior debt and will rank equally with all of our other unsecured and unsubordinated debt. See "Description of Debt Securities" in the prospectus for a description of the rights under our senior debt securities, including the Notes, under the Senior Indenture.



     The Notes will bear interest from June   , 1999, or from the most recent
date to which we have paid or provided for interest, at the annual rate of
     %. We will pay interest semiannually on each              and
             , beginning on                , to the person in whose name the
Notes are registered at the close of business on the              or
             prior to the payment date.



     We will issue the Notes only in registered form, in denominations of $1,000. We will pay principal and interest at the corporate trust office of the trustee at Chicago, Illinois or at such other office or agency that we will maintain for such purpose in New York City. At our option, we may pay interest by check mailed to the person entitled to payment at that person's address appearing on the register of the Notes.


     The Senior Indenture permits us at any time (including more than one year prior to the maturity of the Notes) to discharge our obligations on the Notes by providing for payment when due of the principal and interest and by satisfying certain other conditions described under "Description of Debt
Securities -- Satisfaction and Discharge" in the prospectus.

     The Notes are not redeemable before maturity.

BOOK-ENTRY SYSTEM

     The Notes will be represented by one or more Global Securities that we will deposit with DTC or its agent. We will register the Notes in the name of DTC's partnership nominee, Cede & Co. The deposit of the Notes with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership.

     The Notes will settle in DTC's Same-Day Funds Settlement System and trade in that system in book-entry form until maturity. Therefore, secondary market trading activity for the Notes will settle in immediately available funds. We will pay principal and interest to DTC in immediately available funds. There can be no assurance as to the effect, if any, that settlement in immediately available funds will have on trading activity in the Notes.

     DTC has advised as follows: It is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold securities for its participating organizations and to facilitate the clearance and settlement of securities transactions between participants in such securities through electronic book-entry changes in accounts of its participants. Direct participants include securities brokers and dealers (including the underwriters), banks and trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to indirect participants such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by DTC only through participants.

     Under the terms of the Senior Indenture, we and the trustee will treat the persons in whose names the Notes are registered as the owners of the Notes for the purpose of receiving payment of principal and interest on the Notes and for all other purposes. DTC has no knowledge of the actual owners of beneficial interests in the Global Securities representing the Notes. DTC's records reflect only the identity of the direct participants to whose accounts the Notes are credited, which may or may not be the beneficial owners. DTC's participants will remain responsible for keeping account of their holdings on behalf of their customers.

     DTC may discontinue providing its services as securities depositary with respect to the Notes at any time by giving reasonable notice to the trustee or to us, or we may decide to discontinue use of the system of book-entry transfers through DTC. Under such circumstances, and if we do not obtain a successor securities depositary, we will have certificates printed and delivered.

     DTC has also advised that the provisions set forth under "Description of Debt Securities -- Global Securities -- Book-Entry Securities" in the prospectus will apply to the Global Securities.

     DTC has further advised that its management is aware that some computer applications, systems and the like for processing data that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed its participants and other members of the financial community that it has developed and is implementing a program so that its systems continue to function appropriately, as they relate to:

- the timely payment of distributions (including principal and interest payments) to security holders,

- book-entry deliveries, and

- settlement of trades within DTC.

This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

     However, DTC's ability properly to perform its services also depends upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed its participants and other members of the financial community that it is contacting (and will continue to contact) third party vendors from whom DTC acquires services to:

- impress upon them the importance of such services being Year 2000 compliant, and

- determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services.

In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

     According to DTC, it has provided the foregoing information with respect to DTC to its participants and other members of the financial community for informational purposes only. The information is not intended to serve as a representation, warranty, or contract modification of any kind.

     We have obtained the information in this section concerning DTC and DTC's book-entry system from sources that we believe to be reliable. We take no responsibility for the accuracy of such information.

                         SUMMARY FINANCIAL INFORMATION

     We have derived selected financial data presented in the table on the next page for, and as of the end of, each of the three years in the three-year period ended December 31, 1998 from our audited consolidated financial statements. We have derived the selected financial data presented in the table for, and as of the end of, each of the three-month periods ended March 31, 1999 and 1998 from our unaudited interim consolidated financial statements. In management's opinion, such unaudited information includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. Results for the three months ended March 31, 1999 are not indicative of results for the full fiscal year, nor are they necessarily indicative of results for any future period. The information in the table is qualified entirely by reference to the consolidated financial statements and other information incorporated by reference in this prospectus supplement and the prospectus, as described in the prospectus under "Incorporation of Certain Documents by Reference."

     On April 30, 1996, Great Western Bank, a Federal Savings Bank ("GW Bank"), transferred to us a portion of its consumer finance business to which we refer in this prospectus supplement as Great Western Financial Services ("GW Financial Services"). GW Financial Services consisted primarily of approximately $242 million in net consumer finance receivables. We paid fair value (as determined by independent appraisal) of approximately $252 million in cash. We accounted for the approximately $10 million premium as a dividend to Great Western Financial Corporation ("Great Western"). Until it merged with and into a wholly-owned subsidiary of Washington Mutual on July 1, 1997, Great Western was GW Bank's parent and ours. At the purchase date, we also recorded a transfer to GW Bank of approximately $15 million, representing the accumulated earnings of GW Financial Services at that time.

     On December 31, 1996, Great Western transferred to us a portion of its consumer banking business to which we refer in this prospectus supplement as Blazer Financial Corporation. Blazer consisted primarily of approximately $229 million in net consumer finance receivables and $147 million in customer deposits. At the purchase date, we recorded a transfer to Great Western of approximately $35 million, representing Blazer's accumulated earnings at that time.

     We have accounted for both of the acquisitions described above in a manner similar to a pooling of interests. Accordingly, we have recorded the assets acquired and liabilities assumed at historical cost. We have restated our prior period financial statements for the acquisitions. We have eliminated material intercompany transactions between the combined entities.

INCOME STATEMENT DATA

                                                                           THREE MONTHS ENDED
                                           YEAR ENDED DECEMBER 31,              MARCH 31,
                                        ------------------------------     -------------------
                                          1996       1997       1998         1998       1999
                                        --------   --------   --------     --------   --------
                                                        (DOLLARS IN THOUSANDS)
Loan interest and fee income..........  $366,750   $365,719   $404,954     $ 97,212   $110,694
Investment securities income..........     9,183     10,373     11,449        2,855      2,498
                                        --------   --------   --------     --------   --------
  Total interest income...............   375,933    376,092    416,403      100,067    113,192
Interest and debt expense.............   120,758    128,887    133,211       33,160     34,804
                                        --------   --------   --------     --------   --------
Net interest income before provision
  for credit losses...................   255,175    247,205    283,192       66,907     78,388
Provision for credit losses...........    58,800     66,600     79,760       18,000     25,600
                                        --------   --------   --------     --------   --------
  Net interest income.................   196,375    180,605    203,432       48,907     52,788
Other income..........................    27,205     26,555     27,147        6,489      6,655
Other expenses
  Personnel expenses..................    71,724     69,468     76,664       19,059     19,156
  Other operating expenses............    52,338(1)   61,661    66,328       14,901     15,491
                                        --------   --------   --------     --------   --------
                                         124,062    131,129    142,992       33,960     34,647
                                        --------   --------   --------     --------   --------
Income before income taxes............    99,518     76,031     87,587       21,436     24,796
Provision for federal and state income
  taxes(2)............................    37,000     29,744     34,700        8,500      9,670
                                        --------   --------   --------     --------   --------
Net income............................  $ 62,518   $ 46,287   $ 52,887     $ 12,936   $ 15,126
                                        ========   ========   ========     ========   ========
Ratio of earnings to fixed
  charges(3)..........................      1.80       1.57       1.64         1.63       1.69

---------------
(1) In May 1996, we filed a fidelity bond claim in the amount of $8.0 million for the recovery of fraudulently over-billed marketing costs which had occurred over a number of years. We have reflected the $8.0 million recovery as a reduction of other operating expenses.
(2) Washington Mutual includes us in its consolidated Federal income tax return. We will pay currently payable Federal income taxes to Washington Mutual. Federal income taxes are allocated between Washington Mutual and its subsidiaries in proportion to the respective contribution to consolidated income or loss. Allocations for state income taxes approximate the amount we would have paid on a separate entity basis. Deferred income taxes are provided on elements of income or expense that we recognize in different periods for financial and tax reporting purposes.
(3) We calculate the ratio of earnings to fixed charges as described in the prospectus under "Ratio of Earnings to Fixed Charges."

BALANCE SHEET DATA

                                                     DECEMBER 31,    DECEMBER 31,    MARCH 31,
                                                         1997            1998           1999
                                                     ------------    ------------    ----------
                                                               (DOLLARS IN THOUSANDS)
ASSETS
Finance receivables, net...........................   $2,254,389      $2,493,903     $2,539,015
Investment securities..............................      154,475         150,820        147,325
Cash and cash equivalents..........................       26,446          24,180         24,254
Other assets.......................................       74,296          75,807         77,962
                                                      ----------      ----------     ----------
         Total assets..............................   $2,509,606      $2,744,710     $2,788,556
                                                      ==========      ==========     ==========
LIABILITIES AND STOCKHOLDER'S EQUITY
Liabilities
  Short-term debt..................................   $  357,532      $  560,823     $  428,552
  Long-term debt...................................    1,472,872       1,427,167      1,572,024
                                                      ----------      ----------     ----------
         Total debt................................    1,830,404       1,987,990      2,000,576
  Customer deposits................................      163,185         187,518        198,021
  Accounts payable and other liabilities...........      117,627         145,430        146,935
  Federal and state income taxes...................          206           4,442         13,442
                                                      ----------      ----------     ----------
         Total liabilities.........................    2,111,422       2,325,380      2,358,974
Total stockholder's equity.........................      398,184         419,330        429,582
                                                      ----------      ----------     ----------
         Total liabilities and stockholder's
           equity..................................   $2,509,606      $2,744,710     $2,788,556
                                                      ==========      ==========     ==========

                                  UNDERWRITING


     Under the terms and subject to the conditions contained an underwriting
agreement dated June   , 1999, we have agreed to sell to the underwriters named
below, for whom Credit Suisse First Boston Corporation is acting as representative, the following respective principal amount of Notes:



                             PRINCIPAL AMOUNT
                                 OF NOTES
       UNDERWRITERS          ----------------
Credit Suisse First Boston
  Corporation..............    $
Bear, Stearns & Co.,
  Inc. ....................
Deutsche Bank Securities
  Inc......................
Merrill Lynch Pierce Fenner
  & Smith Incorporated ....
                               ------------
          Total:...........    $250,000,000
                               ============



     The underwriting agreement provides that the underwriters are obligated to purchase all of the Notes if any are purchased. The underwriting agreement provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering of Notes may be terminated.



     The underwriters propose to offer the Notes initially at the public offering price on the cover of this prospectus supplement, and to selling group
members at that price less a concession of      % of the principal amount per
Note. The underwriters and selling group members may allow a discount of      %
of the principal amount of the Notes on sales to other broker/dealers. After the initial public offering, the public offering price, concession and discount to broker/dealers may be changed.



     We estimate that our out of pocket expenses for this offering will be
approximately $       .



     The Notes are a new issue of securities with no established trading market. We do not intend to list the Notes on a national securities exchange. One or more of the underwriters intends to make a secondary market in the Notes. However, they are not required to do so and may discontinue their market making activities at any time without notice. We can give no assurance as to how liquid the trading market for the Notes will be.



     The representatives, on behalf of the underwriters, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the Notes originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Notes to be higher than it would otherwise be in the absence of such transactions. These transactions, if commenced, may be discontinued at any time.



     We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect thereof.



     Some of the underwriters or their affiliates have provided commercial or investment banking services to us or our parent, Washington Mutual, and certain of its affiliates, and may provide these services in the future. They receive customary fees and commissions for these services. Affiliates of are lenders under our revolving credit agreement.

                          NOTICE TO CANADIAN RESIDENTS



                              RESALE RESTRICTIONS



     The distribution of the Notes in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of Notes are effected. Accordingly, any resale of the Notes in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Notes.



                         REPRESENTATIONS OF PURCHASERS



     Each purchaser of Notes in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such Notes without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions".



                     RIGHTS OF ACTION (ONTARIO PURCHASERS)



     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.



                          ENFORCEMENT OF LEGAL RIGHTS



     All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgement obtained in Canadian courts against such issuer or persons outside of Canada.



                      NOTICE TO BRITISH COLUMBIA RESIDENTS



     A purchaser of Notes to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one such report must be filed in respect of Notes acquired on the same date and under the same prospectus exemption.



                    TAXATION AND ELIGIBILITY FOR INVESTMENT



     Canadian purchasers of Notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Notes in their particular circumstances and with respect to the eligibility of the Notes for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL OPINIONS


     Heller Ehrman White & McAuliffe, Seattle, Washington, will pass upon the legality of the Notes for us. Simpson Thacher & Bartlett, New York, New York, will pass upon certain legal matters in connection with the Notes for the underwriters. Heller Ehrman White & McAuliffe will rely on the opinion of Simpson Thacher & Bartlett as to matters of New York law. As of June 16, 1999, Heller Ehrman White & McAuliffe and individual attorneys at the firm who participated in this transaction owned an aggregate of 8,501 shares of the common stock of Washington Mutual, our ultimate parent.


                                    EXPERTS

     We have incorporated in the prospectus our consolidated financial statements as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998 by reference to our Annual Report on Form 10-K for the year ended December 31, 1998 in reliance upon the report of Deloitte & Touche LLP, independent auditors, as of and for the years ended December 31, 1998 and 1997, and the report of PricewaterhouseCoopers LLP, independent auditors, as of and for the year ended December 31, 1996, given on the authority of those firms as experts in auditing and accounting.

                   SUBJECT TO COMPLETION, DATED JUNE 21, 1999


PROSPECTUS

                                 $1,000,000,000

                                  ARISTAR LOGO

                                DEBT SECURITIES

                           -------------------------

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. This means:

     - we may issue the debt securities covered by this prospectus from time to time;

     - we will provide a prospectus supplement each time we issue the debt securities;

     - the prospectus supplement will provide specific information about the terms of that issuance and also may add, update or change information contained in this prospectus.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE DEBT SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


The date of this prospectus is June   , 1999.


     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We file annual, quarterly and current reports, and other information with the Securities and Exchange Commission. You may read and copy any reports and other information filed by us at the SEC's Public Reference Rooms at (a) 450 Fifth Street, N.W., Washington, D.C. 20549; (b) Citicorp Center, 500 West Madison Street, 14th Floor, Chicago, Illinois 60661-2511; and (c) 7 World Trade Center, 13th Floor, New York, New York 10048. You can also obtain copies of these documents, upon payment of a duplicating fee, by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC's Public Reference Rooms. Our SEC filings are also available to the public on the SEC's Internet site (http://www.sec.gov). Because certain of our debt securities are listed on the New York Stock Exchange, our reports and other information may be inspected at the offices of the Exchange at 20 Broad Street, New York, New York 10005.

     We have filed a registration statement on Form S-3 with the SEC covering the debt securities described in this prospectus. For further information with respect to us and those securities, you should refer to our registration statement and its exhibits. You may inspect and copy the registration statement, including exhibits, at the SEC's Public Reference Rooms or Web site. We have summarized certain key provisions of contracts and other documents that we refer to in this prospectus. Because a summary may not contain all the information that is important to you, you should review the full text of each document. We have included copies of these documents as exhibits to our registration statement.

     Each of the Indentures (as defined herein) pursuant to which the debt securities are being issued requires Aristar to file reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Quarterly and annual reports will be made available upon request of holders of the debt securities, which annual reports will contain financial information that has been examined and reported upon by, with an opinion expressed by, an independent public or certified public accountant.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to another document that we filed with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we sell all of the securities.

     - Our Annual Report to Shareholders on Form 10-K for the fiscal year ended December 31, 1998;

     - Our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;

     - Our Current Reports on Form 8-K dated January 25, 1999, as amended on February 9, 1999; May 10, 1999; and May 18, 1999.

     You may obtain a copy of these filings (other than exhibits) at no cost, by writing or telephoning us at 8900 Grand Oak Circle, Tampa, Florida 33637-1050, telephone (813) 632-4500, attention Chief Financial Officer.

     You should rely only on the information contained or incorporated by reference in this prospectus, any supplemental prospectus or any pricing supplement. We have not authorized anyone to provide you with any other information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, any accompanying prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on the front of the document.

                                 ARISTAR, INC.

     Aristar, Inc. is a holding company headquartered in Tampa, Florida whose subsidiaries are engaged in the consumer financial services business. Aristar is an indirect, wholly-owned subsidiary of Washington Mutual, Inc.

     Our operations consist principally of a network of approximately 500 branch offices located in 24 states, primarily in the Southeast and Southwest. These offices generally operate under the names Blazer Financial Services, City Finance Company and First Community Financial Services. The branch offices are typically located in small to medium-sized communities in suburban or rural areas and are managed by individuals who generally have considerable consumer lending experience

     We make consumer loans, both real estate secured and unsecured, and purchase retail sales contracts from local retail establishments. These consumer credit transactions are primarily for personal, family or household purposes. The primary market for Aristar's consumer loans consists of households with an annual income of $30,000 to $60,000. Consumer loans are typically unsecured and primarily used by the customer to make specific purchases of consumer goods or for personal debt consolidation. As of December 31, 1998 and 1997, the average balance of a personal loan was approximately $2,100 and $1,800, respectively. Consumer loans written in 1998 had original terms ranging from 12 to 360 months and averaged 63 months. As of December 31, 1998, 45.0% of Aristar's total portfolio was either unsecured or secured by automobiles or other personal property ("personal loans") and 43.6% of our total portfolio was secured by real estate. In 1997, these loan types comprised 44.0% and 42.0% of the portfolio, respectively. This change in portfolio mix is a result of our management's focus on growth in these higher margin components of the portfolio.

     Real estate loans are typically secured by first or second mortgages and are primarily used by the customer for debt consolidation. While the interest yield on real estate secured loans is generally lower than for other installment loans, such loans are typically larger and the ratio of cost to amounts loaned is lower. Additionally, credit loss experience on real estate secured loans has been significantly lower than on other loan types.

     Retail sales contracts are generally acquired without recourse to the originating merchant and provide a vehicle for developing future loan business. Where these contracts result from the sale of consumer goods, payment is generally secured by such goods. Retail installment contracts are generally acquired through the originating merchant; Aristar had such arrangements with over 3,000 merchants at December 31, 1998. Contracts are typically written with original terms from 3 to 60 months and for 1998 had an average original term of 27 months. A portion of Aristar's retail installment contracts are "same as cash." This provides a period during which the customer is allowed to pay the account balance in full without interest charges. We recognize interest income only on the portion of these receivables which we estimate will not exercise the "same as cash" option. At December 31, 1998 and 1997, the average balance of a retail sales contract was $800 and $750, respectively.

     Aristar also provides consumer financial services through its industrial banking subsidiary in Colorado and Utah. In addition to making consumer loans and purchasing retail sales contracts, this subsidiary also takes customers' savings deposits (insured by the Federal Deposit Insurance Corporation).

     Our principal executive offices are located at 8900 Grand Oak Circle, Tampa, Florida 33637-1050, telephone number (813) 632-4500.

                                USE OF PROCEEDS

     Unless otherwise specified in the applicable prospectus supplement, Aristar will use the net proceeds from the sale of the Debt Securities for general corporate purposes. Examples of general corporate purposes include additions to working capital, repayment of existing debt, acquisitions, and office expansions.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table contains Aristar's ratio of earnings to fixed charges for each of the periods indicated.

                                  THREE MONTHS
                                      ENDED
    YEAR ENDED DECEMBER 31,         MARCH 31,
-------------------------------   -------------
1994  1995   1996   1997   1998   1998    1999
----  ----   ----   ----   ----   -----   -----
1.96  1.91   1.80   1.57   1.64   1.63    1.69

     For purposes of this ratio, earnings consist of earnings before income taxes plus fixed charges. Fixed charges consist of interest expense and the estimated interest portion of rent expense.

                         DESCRIPTION OF DEBT SECURITIES

     Aristar may from time to time offer under this prospectus unsecured debt securities, which may be senior debt securities or subordinated debt securities. The aggregate offering price of the debt securities offered by Aristar by a prospectus supplement will not exceed $1,000,000,000.

     The following description of the debt securities sets forth the material terms and provisions of the debt securities to which any prospectus supplement may relate. The senior debt securities are to be issued under an indenture (the "Senior Indenture"), between Aristar and Harris Trust and Savings Bank, as trustee, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. The subordinated debt securities are to be issued under an indenture (the "Subordinated Indenture") between Aristar and Harris Trust and Savings Bank, as trustee, a copy of the form of which is filed as an exhibit to the registration statement of which this prospectus is a part. The Senior Indenture and the Subordinated Indenture are sometimes referred to collectively as the "Indentures" and each individually as an "Indenture." The particular terms of the debt securities offered by any prospectus supplement (the "Offered Securities") and the extent, if any, to which such general provisions may apply to the Offered Securities, will be described in the prospectus supplement relating to such Offered Securities.

     The following summaries of the material provisions of the Indentures and the debt securities do not purport to be complete and are subject to, and are qualified in their entirety by reference to all of the provisions of the Indentures, including the definitions therein of certain terms, and such debt securities. Wherever particular articles, sections or defined terms of an Indenture are referred to, it is intended that such articles, sections or defined terms shall be incorporated herein by reference, and the statement in connection with which such reference is made is qualified in its entirety by such reference. The Indentures are substantially identical, except for certain covenants made by Aristar and provisions relating to subordination.

GENERAL

     The Indentures do not limit the aggregate principal amount of debt securities which may be issued thereunder and provide that debt securities may be issued thereunder from time to time in one or more series. (Section 3.1) The Indentures do not limit the amount of other indebtedness or debt securities, other than certain secured indebtedness as described below, which may be issued by Aristar or its subsidiaries.

     Unless otherwise provided in a prospectus supplement, the senior debt securities will be unsecured obligations of Aristar and will rank on a parity with all other unsecured and unsubordinated indebtedness of Aristar. The subordinated debt securities will be unsecured obligations of Aristar, subordinated in right of payment to the prior payment in full of all Senior Indebtedness (which term includes senior debt securities) of Aristar as described below under "Subordination of Subordinated Debt Securities" and in the applicable prospectus supplement.

     Neither Washington Mutual, Aristar's ultimate parent, nor any of Washington Mutual's other subsidiaries have (i) any obligation, direct or otherwise, with respect to the debt securities, (ii) any obligation to maintain the net worth of Aristar or (iii) any agreement with respect to the continuation of the present ownership of the Aristar.

     The debt securities may be issued in fully registered form without coupons ("Registered Securities") or in bearer form with or without coupons ("Bearer Securities") or in the form of one or more global securities (each a "Global Security"). Registered Securities that are book-entry securities ("Book-Entry Securities") will be issued as registered Global Securities. Bearer Securities may be issued in the form of temporary or definitive Global Securities. Unless otherwise provided in the prospectus supplement, the debt securities will be only Registered Securities. The debt securities will be issued, unless otherwise provided in the prospectus supplement, in denominations of $1,000 or an integral multiple thereof for Registered Securities, and in denominations of $5,000 or an integral multiple thereof for Bearer Securities.

     The prospectus supplement relating to the particular debt securities offered thereby will describe the following terms of the Offered Securities:

          (1) the title of the Offered Securities;

          (2) whether the Offered Securities are senior debt securities or subordinated debt securities;

          (3) the percentage of principal amount at which the Offered Securities will be issued;

          (4) any limit on the aggregate principal amount of the Offered Securities;

          (5) the date or dates on which the Offered Securities will mature and the amount or amounts of any installment of principal payable on such dates;

          (6) the rate or rates (which may be fixed or variable) per year at which the Offered Securities will bear interest, if any, or the method of determining such rate or rates and the date or dates from which such interest, if any, will accrue;

          (7) the date or dates on which interest, if any, on the Offered Securities will be payable and the regular record dates for such payment dates;

          (8) the terms for redemption, repurchase or early payment, if any, including any mandatory or optional sinking fund or analogous provisions;

          (9) the principal amount of Offered Securities which bear no interest or interest at a rate which at the time of issuance is below market rates that is payable upon declaration of acceleration of the maturity of the Offered Securities;

          (10) whether the Offered Securities will be issued in registered form without coupons, in bearer form with or without coupons, including temporary and definitive global form, or a combination thereof and the circumstances, if any, upon which such Offered Securities may be exchanged for Offered Securities issued in a different form;

          (11) whether the Offered Securities are to be issued in whole or in part in the form of one or more Global Securities and, if so, the identity of the depositary for such Global Security or Securities;

          (12) whether and under what circumstances Aristar will pay additional amounts to any Holder of Offered Securities who is not a United States person (as defined under "-- Limitations on Issuance of Bearer Securities") in respect of any tax, assessment or other governmental charge required to be withheld or deducted and, if so, whether Aristar will have the option to redeem rather than pay any additional amounts;

          (13) any additional covenants for the benefit of the holders of the Offered Securities; and

          (14) certain other terms, including the ability of the Aristar to satisfy and discharge its obligations under the Indenture with respect to the Offered Securities.

     No service charge will be made for any transfer or exchange of the debt securities but Aristar may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     Debt securities of a single series may be issued at various times with different maturity dates and different principal repayment provisions, may bear interest at different rates, may be issued at or above par or with an original issue discount, and may otherwise vary, all as provided in the Indentures.

     Federal income tax consequences and other special considerations applicable to any debt securities issued with original issue discount or above par will be described in the prospectus supplement relating thereto.

STATUS OF SENIOR DEBT SECURITIES

     The senior debt securities will be unsecured and unsubordinated general obligations of Aristar and will rank on a parity with all other unsecured and unsubordinated indebtedness of Aristar.

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

     Payment of the principal of (and premium, if any) and interest, if any, on the subordinated debt securities will be subordinate and junior in right of payment to the prior payment in full of all Senior Debt (as defined herein). At May 31, 1999, Senior Debt aggregated approximately $1.45 billon. The Subordinated Indenture does not limit or restrict our ability to incur additional Senior Debt, but certain of our other debt instruments contain such limitations.

     In the event of any sale pursuant to any judgment or decree in any proceeding by or on behalf of any Holder, or of any distribution, division or application of all or any part of Aristar's assets to our creditors by reason of any liquidation, dissolution or winding up of Aristar or any receivership, insolvency, bankruptcy or similar proceeding relative to Aristar or its debts or properties, then the Holders of Senior Debt shall be preferred in the payment of their claims over the Holders of the subordinated debt securities, and such Senior Debt shall be satisfied in full before any payment or other distribution (other than securities which are subordinate and junior in right of payment to the payment of all Senior Debt then outstanding) shall be made upon the subordinated debt securities. In the event that any subordinated debt security is declared or becomes due and payable before its maturity because of an occurrence of an event of default (under circumstances not described in the preceding sentence), no amount shall be paid in respect of the subordinated debt securities in excess of current interest payments, except sinking fund payments or at maturity, unless all Senior Debt then outstanding shall have been paid in full or payments satisfactory to the holders thereof provided therefor. During the continuance of any default on Senior Debt, no payments of principal, sinking fund, interest or premium shall be made with respect to any subordinated debt security if either (i) notice of default has been given to Aristar, provided judicial proceedings are commenced in respect thereof within 120 days, or (ii) judicial proceedings shall be pending in respect of such default. In the event that any subordinated debt security is declared or becomes due and payable before maturity, each holder of Senior Debt shall be entitled to notice of same and shall be entitled to declare payable on demand any Senior Debt outstanding to such holder.

     "Debt" is defined in the Indenture to include all indebtedness of Aristar or any Consolidated Subsidiary representing money borrowed, except indebtedness owed to Aristar by any Consolidated Subsidiary or owed to any Consolidated Subsidiary by Aristar or any other Consolidated Subsidiary, and includes indebtedness of any other person for money borrowed when such indebtedness is guaranteed by Aristar or any Consolidated Subsidiary. The term "Debt" shall be deemed to include the liability of Aristar or any Consolidated Subsidiary in respect of any investment or similar certificate, except to the extent such certificates are pledged by purchasers as collateral for, and are offset by, receivables. "Senior Debt" is defined to mean all Debt except Subordinated Debt. "Subordinated Debt" is defined to mean Aristar's 7 1/2% Senior Subordinated Notes Due 1999 and any other Debt which is subordinate and junior in right of payment to any other Debt by the terms of the instrument creating or evidencing such Subordinated Debt.

     Subordinated debt securities will rank on a parity with all other Subordinated Debt. Subordinated debt securities are senior to Aristar's common stock and will be senior to any other class of capital stock which may be authorized.

EXCHANGE, REGISTRATION AND TRANSFER

     Registered Securities (other than Book-Entry Securities) of any series will be exchangeable for other Registered Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations. In addition, if Debt Securities of any series are issuable as both Registered Securities and Bearer Securities, at the option of the Holder and subject to the terms of the Indenture, Bearer Securities (with all unmatured coupons, except as provided below, and all matured coupons in default) of such series will be exchangeable into Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Bearer Securities with coupons appertaining thereto surrendered in exchange for Registered Securities between a Regular Record Date or a Special Record Date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest and interest due on such date will not be payable in respect of the Registered Security issued in exchange for such Bearer Security, but will be payable only to the Holder of such coupon when due in accordance with the terms of the applicable Indenture. Bearer Securities will not be issued in exchange for Registered Securities.

     Debt securities may be presented for exchange as provided above, and Registered Securities (other than Book-Entry Securities) may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office of the Security Registrar or at the office of any transfer agent designated by Aristar for such purpose with respect to any series of debt securities referred to in the Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the applicable Indenture. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. Aristar has appointed the trustee under each Indenture as Security Registrar. If a prospectus supplement refers to any transfer agents (in addition to the Security Registrar) initially designated by Aristar with respect to any series of debt securities, Aristar may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that, if debt securities of a series are issuable solely as Registered Securities, Aristar will be required to maintain a transfer agent in each Place of Payment for such series and, if debt securities of a series are issuable as Bearer Securities, Aristar will be required to maintain (in addition to the Security Registrar) a transfer agent in a Place of Payment for such series located in Europe. Aristar may at any time designate additional transfer agents with respect to any series of debt securities.

     In the event of any redemption in part, Aristar shall not be required to:
(i) issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on (a) if debt securities of the series are issuable only as Registered Securities, the day of mailing of the relevant notice of redemption and (b) if debt securities of the series are issuable only as Bearer Securities, the day of the first publication of the relevant notice of redemption or, if debt securities of the series are also issuable as Registered Securities and there is no publication, the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any

Registered Security, or portion thereof, called for redemption, except the unredeemed portion of any Registered Security being redeemed in part; or (iii) exchange any Bearer Security called for redemption, except to exchange such Bearer Security for a Registered Security of that series and like tenor which is simultaneously surrendered for redemption.

     For a discussion of restrictions on the exchange, registration and transfer of Global Securities, see "-- Global Securities".

PAYMENT AND PAYING AGENTS

     Unless otherwise provided in a prospectus supplement, payment of principal of (and premium, if any) and interest, if any, on Bearer Securities will be payable in U.S. dollars, subject to any applicable laws and regulations, at the offices of such Paying Agents outside the United States as Aristar may designate from time to time, and payment of interest on Bearer Securities with coupons appertaining thereto on any Interest Payment Date will be made only against surrender of the coupon relating to such Interest Payment Date. No payment of interest on a Bearer Security will be made unless, on the earlier of the date of the first such payment by Aristar or the delivery by Aristar of the Bearer Security in definitive form, a written certificate in the form required by the Indenture is provided to the Trustee stating that on such date the Bearer Security is owned by (i) a person that is not a United States person, (ii) a United States person that (a) is a foreign branch of a United States financial institution purchasing for its own account or for resale or (b) acquired and holds the Bearer Security through the foreign branch of a United States financial institution (and, in the case of either (a) or (b), such financial institution agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder) or (iii) a financial institution purchasing for resale during the restricted period (as defined under "-- Global
Securities -- Temporary and Definitive Global Securities") and, in any case, if any such owner is a financial institution, such financial institution has not acquired the Bearer Security for purposes of resale to United States persons or to persons within the United States (as defined under "-- Limitations on Issuance of Bearer Securities"). Presentation of coupons for payment or other demands for payment of Bearer Securities must be made outside the United States, and no payment with respect to any Bearer Security will be made at any office or agency of Aristar in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States. Notwithstanding the foregoing, payments of principal of (and premium, if any) and interest, if any, on Bearer Securities will be made at the office of Aristar's Paying Agent in The City of New York, if (but only if) (i) despite the appointment of Paying Agents outside the United States, payment of the full amount thereof at the offices of all such Paying Agents is illegal or effectively precluded by exchange controls or other similar restrictions, (ii) such payment is then permitted by applicable laws and (iii) in appointing a Paying Agent in The City of New York, Aristar would not suffer any fiscal or other sanction under applicable laws as a result of such appointment or of any payment being made through such Paying Agent.

     Unless otherwise provided in the prospectus supplement, payment of principal of (and premium, if any) and interest, if any, on Registered Securities will be made in U.S. dollars at the office of such Paying Agent or Paying Agents as Aristar may designate from time to time, except that at the option of Aristar payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register. Unless otherwise provided in a prospectus supplement, payment of any installment of interest on Registered Securities will be made to the Person in whose name such Registered Security is registered at the close of business on the Regular Record Date for such interest.

     Unless otherwise provided in a prospectus supplement, the Corporate Trust Office of each trustee in the city of Chicago will be designated as Aristar's sole Paying Agent for payments with respect to Offered Securities that are issuable solely as Registered Securities and the office of each trustee's affiliate as Aristar's Paying Agent in the city of New York for payments with respect to Offered Securities (subject to the limitations described above in the case of Bearer Securities) that are issuable solely as Bearer Securities or as both Registered Securities and Bearer Securities. Any Paying Agents outside the United States and any other Paying Agents in the United States initially designated by Aristar for the Offered Securities will be named in a prospectus supplement. Aristar may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that, if debt securities of a series are issuable solely as Registered Securities, Aristar will be required to maintain a Paying Agent in each Place of Payment for such series and, if debt securities of a series are issuable as Bearer Securities, Aristar will be required to maintain (i) a Paying Agent in the city of New York for payments with respect to any Registered Securities of the series (and for payments with respect to Bearer Securities of the series in the circumstances described above, but not otherwise), and (ii) a Paying Agent in a Place of Payment located outside the United States where debt securities of such series and any coupons appertaining thereto may be presented and surrendered for payment; provided that if the debt securities of such series are listed on The International Stock Exchange of the United Kingdom and the Republic of Ireland Limited or the Luxembourg Stock Exchange or any other stock exchange located outside the United States and such stock exchange shall so require, Aristar will maintain a Paying Agent in London or Luxembourg or any other required city located outside the United States, as the case may be, for the debt securities of such series.

     All moneys paid by Aristar to a Paying Agent for the payment of principal of (and premium, if any) or interest, if any, on any Debt Security or coupon that remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to Aristar and the Holder of such Debt Security or coupon will thereafter look only to Aristar for payment thereof.

GLOBAL SECURITIES

     The debt securities of a series may be issued in whole or in part as one or more Global Securities that will be deposited with, or on behalf of, a depositary located in the United States (a "U.S. Depositary") or a common depositary located outside the United States (a "Common Depositary") identified in the prospectus supplement relating to such series. Global Securities may be issued in either registered or bearer form, and in either temporary or definitive form.

     The specific terms of the depositary arrangement with respect to any debt securities of a series will be described in a prospectus supplement relating to such series. Aristar anticipates that the following provisions will apply to all depositary arrangements with a U.S. Depositary or Common Depositary.

BOOK-ENTRY SECURITIES

     Unless otherwise specified in a prospectus supplement, debt securities which are to be represented by a Global Security to be deposited with or on behalf of a U.S. Depositary will be represented by a Global Security registered in the name of such depositary or its nominee. Upon the issuance of a Global Security in registered form, the U.S. Depositary for such Global Security will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by such Global Security to the accounts of institutions that have accounts with such depositary or its nominee ("participants"). The accounts to be credited shall be designated by the underwriters or agents of such debt securities or by Aristar, if such debt securities are offered and sold directly by Aristar. Ownership of beneficial interests in such Global Securities will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such Global Securities will be shown on, and the transfer of that ownership will be effected only through, records maintained by the U.S. Depositary or its nominee for such Global Security or by participants or persons that hold through participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

     So long as the U.S. Depositary for a Global Security in registered form, or its nominee, is the registered owner of such Global Security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such Global Security for all purposes under the Indenture governing such debt securities. Except as set forth below, owners of beneficial interests in such Global Securities will not be entitled to have debt securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture including, without limitation, for purposes of consenting to any amendment thereof or supplement thereto.

     Payment of principal of (and premium, if any) and interest, if any, on debt securities registered in the name of or held by a U.S. Depositary or its nominee will be made to the U.S. Depositary or its nominee, as the case may be, as the registered owner or the holder of the Global Security representing such debt securities. None of Aristar, the trustee, any Paying Agent or the Security Registrar for such debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security for such debt securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     Aristar expects that the U.S. Depositary for debt securities of a series, upon receipt of any payment of principal of (and premium, if any) or interest on permanent Global Securities, will credit participants' accounts on the date such payment is payable in accordance with their respective beneficial interests in the principal amount of such Global Securities as shown on the records of such Depositary. Aristar also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such participants.

     Unless and until it is exchanged in whole for debt securities in definitive form, a Global Security may not be transferred except as a whole by the U.S. Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor. If a U.S. Depositary for debt securities in registered form is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by Aristar within ninety days, Aristar will issue debt securities in definitive registered form in exchange for the Global Security or Securities representing such debt securities. In addition, Aristar may at any time and in its sole discretion determine not to have any debt securities in registered form represented by one or more Global Securities and, in such event, will issue debt securities in definitive registered form in exchange for the Global Security or Securities representing such Debt Securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of debt securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such debt securities registered in the name of the owner of such beneficial interest.

TEMPORARY AND DEFINITIVE GLOBAL SECURITIES

     If so specified in a prospectus supplement, all or any portion of the debt securities of a series that are issuable as Bearer Securities initially will be represented by one or more temporary Global Securities, without interest coupons, to be deposited with a Common Depositary in London for Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euro-clear System ("Euro-clear") and CEDEL S.A. ("CEDEL") for credit to the respective accounts of the beneficial owners of such debt securities (or to such other accounts as they may direct). On and after the exchange date determined as provided in any such temporary Global Security and described in a prospectus supplement, each such temporary Global Security will be exchangeable for definitive debt securities in bearer form, registered form, definitive global bearer form or any combination thereof, as specified in such prospectus supplement, upon written certification (as described under "-- Payment and Paying Agents") of non-United States beneficial ownership. No Bearer Security delivered in exchange for a portion of a temporary Global Security shall be mailed or otherwise delivered to any location in the United States.

     Unless otherwise provided in a prospectus supplement, interest in respect of any portion of a temporary Global Security payable in respect of an Interest Payment Date occurring prior to the issuance of definitive debt securities will be paid to each of Euro-clear and CEDEL with respect to the portion of the temporary Global Security held for its account upon delivery to the Trustee of a certificate of non-United States beneficial ownership signed by Euro-clear or CEDEL, as the case may be, in the form required by the applicable Indenture dated no earlier than such Interest Payment Date.

     If any debt securities of a series are issuable in definitive global bearer form, a prospectus supplement will describe the circumstances, if any, under which beneficial owners of interests in any such definitive Global Security may exchange such interests for debt securities of such series and of like tenor and principal amount in any authorized form and denomination. No Bearer Security delivered in exchange for a portion of a definitive Global Security shall be mailed or otherwise delivered to any location in the United States in connection with such exchange. A Person having a beneficial interest in a definitive Global Security, except with respect to payment of principal of (and premium, if any) and interest, if any, on such definitive Global Security, will be treated as a Holder of such principal amount of outstanding debt securities represented by such definitive Global Security as shall be specified in a written statement of the Holder of such definitive Global Security or, in the case of a definitive Global Security in bearer form, of Euro-clear or CEDEL which is produced to the trustee by such Person. Principal of (and premium, if any) and interest, if any, on a definitive Global Security will be payable in the manner described in the Prospectus Supplement.

     In connection with the sale of a Bearer Security during the "restricted period," as defined in Section 1.163-5(c)(2)(i)(D)(7) of the United States Treasury regulations (generally, the first 40 days after the closing date and, with respect to unsold allotments, until sold), no Bearer Security (including a definitive Bearer Security in global form) shall be mailed or otherwise delivered to any location in the United States and a Bearer Security sold during the restricted period may be delivered only if the person entitled to receive such Bearer Security (including a definitive Bearer Security in global form) furnishes written certification (as described under "-- Payment and Paying Agents") of non-United States beneficial ownership. See "-- Limitations on Issuance of Bearer Securities".

LIMITATIONS ON ISSUANCE OF BEARER SECURITIES

     Generally, in compliance with United States federal tax laws and regulations, Bearer Securities may not be offered or sold during the restricted period (as defined under "-- Global Securities -- Temporary and Definitive Global Securities") or delivered in connection with their sale during the restricted period in the United States or to United States persons (each as defined below) other than foreign branches of United States financial institutions that agree in writing to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Code or that purchase for resale during the restricted period only to non-United States persons outside the United States. Any underwriters, agents and dealers participating in the offering of Debt Securities must agree that they will not offer or sell any Bearer Securities in the United States or to United States persons (other than the financial institutions described above) or deliver Bearer Securities within the United States.

     Bearer Securities and their interest coupons will bear a legend substantially to the following effect: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code". The Code Sections referred to in the legend provide that, with certain exceptions, a United States person holding a Bearer Security or coupon will not be permitted to deduct any loss, and will not be eligible for capital gain treatment with respect to any gain, realized on a sale, exchange or redemption of such Bearer Security or coupon.

     As used in this prospectus, "United States person" means (i) an individual citizen or resident of the United States, (ii) a corporation or partnership organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust the administration of which is subject to the primary supervision of a court within the United States and for which one or more United States fiduciaries have the authority to control all substantial decisions, and the term "United States" means the United States of America (including the States and the District of

Columbia), its territories, its possessions, the Commonwealth of Puerto Rico and other areas subject to its jurisdiction.

ABSENCE OF RESTRICTIVE COVENANTS

     Aristar is not restricted by either of the Indentures from paying dividends or from incurring, assuming or becoming liable for any type of debt or other obligations or from creating liens on its property for any purpose. Neither of the Indentures requires the maintenance of any financial ratios or specified levels of net worth or liquidity. Neither of the Indentures contains provisions which afford holders of the debt securities protection in the event of a highly leveraged transaction involving Aristar.

MERGER AND CONSOLIDATION

     Each Indenture provides that Aristar, without the consent of the Holders of any of the outstanding debt securities, may consolidate with or merge into any other corporation or transfer or lease its properties and assets substantially as an entirety to any Person or may permit any corporation to merge into Aristar, provided that: (i) the successor is a corporation organized under the laws of any domestic jurisdiction; (ii) the successor, if other than Aristar, assumes Aristar's obligations under such Indenture and the debt securities issued thereunder; (iii) immediately after giving effect to such transaction, no Event of Default and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and
(iv) certain other conditions are met.

     Each Indenture provides that, upon any consolidation or merger or transfer or lease of the properties and assets of Aristar substantially as an entirety in accordance with the preceding paragraph, the successor corporation formed by such consolidation or into which Aristar is merged or to which such transfer or lease is made shall be substituted for Aristar with the same effect as if such successor corporation had been named as Aristar. Thereafter, Aristar shall be relieved of the performance and observance of all obligations and covenants of such Indenture and the senior debt securities or subordinated debt securities, as the case may be, including but not limited to the obligation to make payment of the principal of (and premium, if any) and interest, if any, on all the debt securities then outstanding, and Aristar may thereupon or any time thereafter be liquidated and dissolved.

SATISFACTION AND DISCHARGE

     Unless a prospectus supplement provides otherwise, Aristar will be discharged from its obligations under the outstanding debt securities of a series upon satisfaction of the following conditions: (a) Aristar has irrevocably deposited with the trustee either (1) money in an amount as will, or
(2) U.S. Government Obligations as will, together with the predetermined and certain income to accrue thereon without consideration of any reinvestment thereof, or (3) a combination of (1) and (2) as will (in a written opinion with respect to (2) or (3) of independent public accountants delivered to the trustee), be sufficient to pay and discharge the entire principal of (and premium, if any), and interest, if any, to Stated Maturity or any redemption date on, the outstanding debt securities of such series; (b) Aristar has paid or caused to be paid all other sums payable with respect to the outstanding debt securities of such series; (c) the trustee has received an Officers' Certificate and an Opinion of Counsel each stating that all conditions precedent have been complied with; and (d) the trustee has received (1) a ruling directed to Aristar and the trustee from the United States Internal Revenue Service to the effect that the Holders of the debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of Aristar's exercise of its option to discharge its obligations under the Indenture with respect to such series and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and discharge had not occurred, (2) an opinion of tax counsel to the same effect as the ruling described in clause (1) above and based upon a change in law, or (3) an instrument, in form reasonably satisfactory to the trustee, wherein Aristar, notwithstanding such deposit and discharge, pursuant to the relevant Indenture, of its indebtedness in respect of debt securities of any series, or any portion of the principal amount thereof, shall assume the obligation (which shall be absolute and unconditional) to irrevocably deposit with the trustee such additional sums of money, if any, or additional U.S. Government Obligations (meeting the requirements of such Indenture), if any, or any combination thereof, at such time or times, as shall be necessary, together with the money and/or U.S. Government Obligations theretofore so deposited, to pay when due the principal of and premium, if any, and interest due and to become due on such debt securities or portions thereof; provided, however, that such instrument may state that the obligation of Aristar to make additional deposits as aforesaid shall be subject to the delivery to Aristar by the trustee of a notice asserting the deficiency accompanied by an opinion of an independent public accountant of nationally recognized standing, selected by the trustee, showing the calculation thereof. Upon such discharge, Aristar will be deemed to have satisfied all the obligations under the Indenture, except for obligations with respect to registration of transfer and exchange of the debt securities of such series, and the rights of the Holders to receive from deposited funds payment of the principal of (and premium, if any) and interest, if any, on the debt securities of such series.

MODIFICATION OF THE INDENTURES

     Each Indenture provides that Aristar and the trustee thereunder may, without the consent of any Holders of debt securities, enter into supplemental indentures for the purposes, among other things, of adding to Aristar's covenants, adding any additional Events of Default, establishing the form or terms of debt securities or curing ambiguities or inconsistencies in such Indenture or making other provisions; provided such action shall not adversely affect the interests of the Holders of any series of debt securities in any material respect.

     Each Indenture contains provisions permitting Aristar, with the consent of the Holders of not less than a majority in principal amount of the outstanding debt securities of all affected series (acting as one class), to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of such Indenture or modifying the rights of the Holders of the debt securities of such series, except that no such supplemental indenture may, without the consent of the Holders of all the outstanding debt securities affected thereby, among other things:

          (1) change the maturity of the principal of, or any installment of principal of or interest on, any of the debt securities;

          (2) reduce the principal amount thereof (or any premium thereon) or the rate of interest, if any, thereon;

          (3) reduce the amount of the principal of Original Issue Discount Securities payable on any acceleration of maturity;

          (4) change any obligation of Aristar to maintain an office or agency in the places and for the purposes required by such Indenture;

          (5) impair the right to institute suit for the enforcement of any such payment on or after the applicable maturity date;

          (6) reduce the percentage in principal amount of the outstanding debt securities of any series, the consent of the Holders of which is required for any such supplemental indenture or for any waiver of compliance with certain provisions of, or of certain defaults under, such Indenture; or

          (7) with certain exceptions, to modify the provisions for the waiver of certain defaults and any of the foregoing provisions.

EVENTS OF DEFAULT

     An Event of Default in respect of any series of debt securities (unless it is either inapplicable to a particular series or has been modified or deleted with respect to any particular series) is defined in each Indenture to be:

          (1) a default for 30 days in the payment when due of any interest on such series of debt securities;

          (2) a default in the payment of principal of (and premium, if any, on) such series of debt securities, whether payable at maturity, by call for redemption, pursuant to any sinking fund or otherwise;

          (3) a default for 90 days after a notice of default with respect to the performance of any other covenant in such Indenture (other than a covenant included in such Indenture solely for the benefit of a series of debt securities other than that series);

          (4) certain events of bankruptcy, insolvency or reorganization;

          (5) an event of default under any mortgage, indenture (including such Indenture) or other instrument under which any Debt shall be outstanding which default shall have resulted in the acceleration of such Debt in excess of $25,000,000 in aggregate principal amount (except that such amount shall be $20,000,000 in respect of a default on debt securities of another series) and such acceleration shall not have been rescinded or such Debt discharged within a period of 30 days after notice; and

          (6) any other event of default provided for such series of debt securities.

     Each Indenture provides that if an Event of Default specified therein in respect of any series of outstanding debt securities issued under such Indenture shall have happened and be continuing, either the trustee thereunder or the Holders of not less than 25% in principal amount of the outstanding debt securities of such series may declare the principal (or, if such debt securities are Original Issue Discount Securities, such portion of the principal amount as may be specified by the terms of such debt securities) of all of the outstanding debt securities of such series to be immediately due and payable.

     Each Indenture provides that the Holders of not less than a majority in principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee thereunder, or exercising any trust or power conferred on such trustee, with respect to the debt securities of such series; provided that (1) such direction shall not be in conflict with any rule of law or with the Indenture, (2) the trustee may take any other action deemed proper that is not inconsistent with such direction and (3) the trustee shall not determine that the action so directed would be unjustly prejudicial to the Holders of debt securities of such series not taking part in such direction.

     Each Indenture provides that the Holders of not less than a majority in principal amount of the outstanding debt securities of any series may on behalf of the Holders of all of the outstanding debt securities of such series waive any past default under the applicable Indenture with respect to such series and its consequences, except a default (1) in the payment of the principal of (or premium, if any) or interest, if any, on any of the debt securities of such series or (2) in respect of a covenant or provision of such Indenture which, under the terms of such Indenture, cannot be modified or amended without the consent of the Holders of all of the outstanding debt securities of such series affected thereby.

     Each Indenture contains provisions entitling the trustee thereunder, subject to the duty of such Trustee during an Event of Default in respect of any series of debt securities to act with the required standard of care, to be indemnified by the Holders of the Debt Securities of such series before proceeding to exercise any right or power under such Indenture at the request of the Holders of the debt securities of such series.

     Each Indenture provides that the Trustee thereunder will, within 90 days after the occurrence of a default in respect of any series of debt securities, give to the Holders of the debt securities of such series notice of all uncured and unwaived defaults known to it; provided, however, that, except in the case of a default in the payment of the principal of (or premium, if any) or any interest on, or any sinking fund installment with respect to, any of the debt securities of such series, such trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the Holders of the debt securities of such series; and provided, further, that such notice shall not be given until at least 30 days after the occurrence of an Event of Default regarding the performance of any covenant of Aristar under such Indenture other than for the payment of the principal of (or premium, if any) or any interest on, or any sinking fund installment with respect to, any of the Debt Securities of such series. The term default for the purpose of this provision only means any event that is, or after notice or lapse of time, or both, would become, an Event of Default with respect to the debt securities of such series.

     Aristar will be required to furnish annually to each Trustee a certificate as to compliance with all conditions and covenants under each of the Indentures.

MEETINGS

     Each Indenture contains provisions for convening meetings of the Holders of debt securities of a series if debt securities of that series are issuable as Bearer Securities. A meeting may be called at any time by the trustee under the applicable Indenture, and also, upon request, by Aristar or the Holders of at least 10% in principal amount of the outstanding debt securities of such series, in any such case upon notice given in accordance with "-- Notices" below. Persons entitled to vote a majority in principal amount of the outstanding debt securities of a series shall constitute a quorum at a meeting of Holders of debt securities of such series, except that in the absence of a quorum, a meeting called by Aristar or the trustee shall be adjourned for a period of not less than 10 days, and in the absence of a quorum at any such adjourned meeting, the meeting shall be further adjourned for a period of not less than 10 days, at which further adjourned meeting persons entitled to vote 25% in aggregate principal amount of the outstanding debt securities of such series shall constitute a quorum. Except for any consent which must be given by the Holder of each outstanding debt security affected thereby, as described above under "-- Modification of the Indentures", and subject to the provisions described in the last sentence under this subheading, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the lesser of (1) the Holders of a majority in principal amount of the outstanding debt securities of that series and (2) 66 2/3% in aggregate principal amount of outstanding debt securities of such series represented and voting at the meeting; provided, however, that any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the lesser of (1) the Holders of such specified percentage in principal amount of the outstanding debt securities of that series and (2) a majority in principal amount of outstanding debt securities of such series represented and voting at the meeting. Any resolution passed or decision taken at any meeting of Holders of debt securities of any series duly held in accordance with the applicable Indenture will be binding on all Holders of debt securities of that series and the related coupons. With respect to any consent, waiver or other action which the applicable Indenture expressly provides may be given by the Holders of a specified percentage of outstanding debt securities of all series affected thereby (acting as one class), only the principal amount of outstanding debt securities of any series represented at a meeting or adjourned meeting duly reconvened at which a quorum is present as aforesaid and voting in favor of such action shall be counted for purposes of calculating the aggregate principal amount of outstanding debt securities of all series affected thereby favoring such action.

NOTICES

     Except as otherwise provided in each Indenture, notices to Holders of Bearer Securities will be given by publication at least once in a daily newspaper in The city of New York and London and in such other city or cities as may be specified in such Bearer Securities and will be mailed to such Persons whose names and addresses were previously filed with the trustee under the applicable Indenture, within the time prescribed for the giving of such notice. Notices to Holders of Registered Securities will be given by mail to the addresses of such Holders as they appear in the Security Register.

TITLE

     Title to any Bearer Securities and any coupons appertaining thereto will pass by delivery. Aristar, the appropriate trustee and any agent of Aristar or such trustee may treat the bearer of any Bearer Security and the bearer of any coupon and the registered owner of any Registered Security (including Registered Securities in global registered form) as the absolute owner thereof (whether or not such debt security or coupon shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes.

                              PLAN OF DISTRIBUTION

     Aristar may sell all or part of the debt securities to or through one or more underwriters for public offering and sale by them, and also may sell debt securities directly to investors or through one or more agents. Any underwriter or agent involved in the offer and sale of the Offered Securities will be named in an applicable prospectus supplement.

     Any particular series of debt securities may be acquired by such underwriter(s) for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. In connection with the sale of debt securities, underwriters, dealers and agents may receive compensation from Aristar or from purchasers of debt securities in the form of discounts, concessions or commissions. Underwriters, dealers and agents who participate in the distribution of debt securities may be deemed to be underwriters, and any discounts or commissions received by them from Aristar and any profit on the resale of debt securities by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended. Any such underwriter, dealer or agent will be identified, and any such compensation received from Aristar will be described, in a prospectus supplement. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     Under agreements which may be entered into by Aristar, underwriters, dealers and agents who participate in the distribution of debt securities may be entitled to indemnification by Aristar against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended.

                                 LEGAL OPINIONS

     The legality of the debt securities will be passed upon for Aristar by Heller Ehrman White & McAuliffe, Seattle, Washington. Certain legal matters in connection with the debt securities will be passed upon for any underwriters or agents by Simpson Thacher & Bartlett, New York, New York. As of June 7, 1999, Heller Ehrman White & McAuliffe and individual attorneys at the firm who participated in this transaction owned an aggregate of 8,501 shares of the common stock of Washington Mutual, our ultimate parent.

                                    EXPERTS

     We have incorporated in the prospectus our consolidated financial statements as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998 by reference to our Annual Report on Form 10-K for the year ended December 31, 1998 in reliance upon the report of Deloitte & Touche LLP, independent auditors, as of and for the years ended December 31, 1998 and 1997, and the report of PricewaterhouseCoopers LLP, independent auditors, as of and for the year ended December 31, 1996, given on the authority of those firms as experts in auditing and accounting.

                                  ARISTAR LOGO

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses to be paid by Aristar in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimated except the SEC registration fee.

SEC Registration Fee.................................  $278,000
Legal Fees and Expenses..............................  $125,000
Accounting Fees and Expenses.........................  $100,000
Printing Fees and Expenses...........................  $ 90,000
Cost of Preparation of Securities....................  $  2,500
Fees and Expenses of Trustees........................  $ 25,000
Blue Sky Fees and Expenses...........................  $  5,000
Rating Agency Fees...................................  $300,000
Miscellaneous........................................  $ 23,500
                                                       --------
          Total......................................  $949,000
                                                       ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of Title 8 of the Delaware Code gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The same Section also gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for their expenses which the Court of Chancery or such other court shall deem proper. Also, the Section states that, to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     The By-Laws of Aristar provide that Aristar shall indemnify the officers and directors of Aristar to the extent permitted by the General Corporation Law of the State of Delaware.

     The officers and directors of Aristar are included under an insurance policy covering its liabilities and expenses and those of its subsidiaries which might arise in connection with the lawful indemnification of its directors and officers and those of its subsidiaries for certain of their liabilities and expenses and also covering these officers and directors against certain other liabilities and expenses.

ITEM 16. EXHIBITS.


EXHIBIT
NUMBER                                    EXHIBITS
-------                                   --------
  1.1+    --    Form of Underwriting Agreement.
  1.2+    --    Form of Agency Agreement.
  4.1     --    General Form of Senior Debt Security.*
  4.2     --    General Form of Subordinated Debt Security.*
  4.3     --    Form of Indenture between Aristar and Harris Savings and
                Trust Bank, as Senior Trustee.
  4.4     --    Form of Indenture between Aristar and Harris Savings and
                Trust Bank, as Subordinated Trustee.
  4.5     --    Form of Aristar's Standard Multiple-Series Indenture
                Provisions.
  5.1     --    Opinion of Heller Ehrman White & McAuliffe as to the
                legality of the securities being registered.
 12.1     --    Statement re: computation of ratios.
 23.1     --    Consent of PricewaterhouseCoopers LLP.
 23.2     --    Consent of Deloitte & Touche LLP.
 23.3     --    Consent of Heller Ehrman White & McAuliffe (contained in
                Exhibit 5).
 24.1     --    Powers of attorney (see page II-4).
 25.1     --    Statement of eligibility of Senior Trustee.
 25.2     --    Statement of eligibility of Subordinated Trustee.


-------------------------

+ To be filed on a Current Report on Form 8-K.


* In the event that Aristar issues a form of Debt Security not filed as an exhibit to this Registration Statement, Aristar will file such form of Debt Security in a Current Report on Form 8-K.

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     (a)

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act"), unless the information required to be included in such post-effective amendment is contained in a periodic report filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") and incorporated herein by reference;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, unless the information required to be included in such post-effective amendment is contained in a periodic report filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act and incorporated herein by reference. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
     Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


     (c)



          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.



          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on this 18th day of June, 1999.


                                          ARISTAR, Inc.


                                          By:       /s/ PHILIP GOODEVE

                                             -----------------------------------

                                                 Philip Goodeve, Senior Vice
                                                          President


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


                     SIGNATURE                                  TITLE                 DATE
                     ---------                                  -----                 ----
               /s/ CRAIG J. CHAPMAN*                   President and Director     June 18, 1999
---------------------------------------------------     (Principal Executive
                 Craig J. Chapman                             Officer)

                /s/ PHILIP GOODEVE                      Senior Vice President     June 18, 1999
---------------------------------------------------      and Chief Financial
                  Philip Goodeve                         Officer (Principal
                                                         Financial Officer)

                /s/ CRAIG A. STEIN*                       Vice President &        June 18, 1999
---------------------------------------------------     Controller (Principal
                  Craig A. Stein                         Accounting Officer)

                /s/ FAY L. CHAPMAN                            Director            June 18, 1999
---------------------------------------------------
                  Fay L. Chapman

             /s/ JAMES B. FITZGERALD*                         Director            June 18, 1999
---------------------------------------------------
                James B. Fitzgerald

             /s/ WILLIAM A. LONGBRAKE*                        Director            June 18, 1999
---------------------------------------------------
               William A. Longbrake

                /s/ CRAIG E. TALL*                            Director            June 18, 1999
---------------------------------------------------
                   Craig E. Tall

              *By: /s/ FAY L. CHAPMAN
   ---------------------------------------------
                  Fay L. Chapman
                 Attorney-in-Fact

EXHIBIT
NUMBER                                   EXHIBITS
-------                                  --------
  1.1+     --  Form of Underwriting Agreement.
  1.2+     --  Form of Agency Agreement.
  4.1      --  General Form of Senior Debt Security.*
  4.2      --  General Form of Subordinated Debt Security.*
  4.3      --  Form of Indenture between Aristar and Harris Savings and
               Trust Bank, as Senior Trustee.
  4.4      --  Form of Indenture between Aristar and Harris Savings and
               Trust Bank, as Subordinated Trustee.
  4.5      --  Form of Aristar's Standard Multiple-Series Indenture
               Provisions.
  5.1      --  Opinion of Heller Ehrman White & McAuliffe as to the
               legality of the securities being registered.
 12.1      --  Statement re: computation of ratios.
 23.1      --  Consent of Pricewaterhouse Coopers LLP.
 23.2      --  Consent of Deloitte & Touche.
 23.3      --  Consent of Heller Ehrman White & McAuliffe (contained in
               Exhibit 5).
 24.1      --  Powers of attorney (see page II-4).
 25.1      --  Statement of eligibility of Senior Trustee.
 25.2      --  Statement of eligibility of Subordinated Trustee.


-------------------------

+ To be filed on a Current Report on Form 8-K.


* In the event that Aristar issues a form of Debt Security not filed as an exhibit to this Registration Statement, Aristar will file such form of Debt Security in a Current Report on Form 8-K.